Exhibit 10.b

DPL INC.

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (“Agreement”) is entered into this 14th day of May, 2010 (the “Effective Date”) among DPL Inc., an Ohio corporation (“DPL”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”) (collectively, the “Company”), and Bryce W. Nickel (“Executive”).

WHEREAS, DPL has an executive compensation program (the “Program”), generally effective as of January 1, 2006;

WHEREAS, the Program provides benefits pursuant to the following plans which have been approved by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and adopted by the Board of Directors of the Company (the “Board”): the DPL Inc. Severance Pay and Change of Control Plan, the DPL Inc. Supplemental Executive Defined Contribution Retirement Plan, the DPL Inc. 2006 Equity and Performance Incentive Plan, the DPL Inc. Executive Incentive Compensation Plan (the “EICP”), the DPL Inc. 2006 Deferred Compensation Plan for Executives and the DPL Inc. Pension Restoration Plan (collectively, the “Plans”);

WHEREAS, Executive’s participation in the Plans and eligibility for the benefits provided thereunder requires execution of this Agreement; and

WHEREAS, the Company desires to provide Executive benefits in addition to those provided by the Program, as described herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.             Effective Date.  This Agreement is effective on the Effective Date and will continue in effect as provided herein.

2.             Participation in the Plans.  The Company confirms that Executive has been designated by the Committee and the Board to participate in each of the Plans pursuant to the terms thereof contingent on his execution of this Agreement.  The Company and the Executive agree that, in light of the Board’s modification of excise tax eligibility under the Severance and Change of Control Plan, the Executive will not be eligible to receive any excise tax gross-ups under the Severance and Change of Control Plan.  The Executive is eligible to receive additional benefits as such are provided to other similarly situated employees of the Company from time to time.

3.             Remaining Rights.  Notwithstanding the terms of Section 2, Executive and DPL hereby agree that nothing in this Agreement negates or diminishes the Executive’s right (a) to receive cash payouts under any stock incentive units awarded under the DP&L Management Stock Incentive Plan, as described in and subject to the terms and conditions contained in the Letter between DPL and Executive, April 27, 2001, a copy of which is attached as Exhibit A; and (b) to purchase from DPL, to the extent not yet purchased, up to a total of 30,000 common shares of DPL at an exercise price of $29 5/8 per share pursuant to the terms of Executive’s Management Stock Option Agreement, dated January 1, 2001, a copy of which is attached hereto as Exhibit B.

3.             Perquisite Allowance.  By executing this Agreement, Executive shall be entitled to receive a perquisite allowance in the amount of $20,000 per year (the “Perquisite Allowance”), for each year that (a) Executive remains designated by the Committee as eligible to receive the Perquisite Allowance and (b) DPL continues to make the Perquisite Allowance available to executive-level employees of the Company.  Executive has been designated by the Committee as eligible to receive the Perquisite Allowance for 2010.  The Perquisite Allowance for 2010 shall be paid as soon as practicable after the execution of this Participation Agreement.  The Perquisite Allowance for years after 2010 shall be paid to Executive as soon as practicable after the Committee designates Executive as eligible to receive the Perquisite Allowance for that year.  The Perquisite Allowance will not be deemed “compensation,” as that term is defined under any of the Plans, nor under any other plan, practice, program or policy of the Company or any of its affiliates, as in effect from time to time.

4.             Non-Solicitation.  As a condition to his eligibility to participate in the Program, Executive hereby agrees that during his employment and for a period of two years following his termination of employment with the Company, Executive will not (a) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Company, its subsidiaries or affiliates, or otherwise disrupt, impair, damage or interfere with the Company’s, its subsidiaries’ or affiliates’ relationships with their employees or (b) solicit for Executive’s own behalf or on behalf of any other person(s), any retail customer of the Company, its subsidiaries or affiliates, that has purchased products or services from the Company, its subsidiaries or affiliates, at any time (i) with respect to solicitation during employment, during the Executive’s employment or (ii) with respect to solicitation after termination of employment, in the twelve months preceding the date on which Executive’s employment with the Company, its subsidiaries or affiliates is terminated or that the Company, its subsidiaries or affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company, its subsidiaries or affiliates or which the Company, its subsidiaries or affiliates have known plans to offer.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DPL INC. and
THE DAYTON POWER AND LIGHT COMPANY

By:
Paul M. Barbas
President and Chief Executive Officer

Bryce W. Nickel

Exhibit A

Nickel SIU Letter Agreement, dated April 27, 2001

Allen M. Hill

President and

Chief Executive Officer

(937) 259-7205

April 27, 2001

Bryce W. Nickel

DPL Inc.

Dear Bryce:

Congratulations! The Management SIU program which you participated in ended December 31, 2000. Your total awards, with accrued dividends, is 12,907 SIU’s.

In accordance with the program, SIU’s which have vested will be paid, in cash, in the year in which they vest. Payments will occur on July 15 of each payout year and will be based on the average of the last closing price of the previous three months. Attached is your vesting schedule indicating the timing and amounts of your vested SIU’s.

All program requirements and criteria, including your continuance as an employee, remain effective.

Again, congratulations!

Sincerely,

DPL Inc. • P.O. Box 8815 • Dayton, Ohio 45401

THE DAYTON POWER & LIGHT COMPANY

Management SIU Program

Vesting Schedule

Nickel, Bryce W.

Award		Vested Awards
Year	SIU	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	Total
1995	0	0	0	0	0	0						0
1996	1,800		360	360	360	360	360					1,800
1997	3,000			600	600	600	600	600				3,000
1998	1,500				300	300	300	300	300			1,500
1999	3,000					600	600	600	600	600		3,000
2000	2,500						500	500	500	500	500	2,500
Dividends	1,107	0	34	91	119	175	221	187	131	103	46	1,107

Total	12,907	0	394	1,051	1,379	2,035	2,581	2,187	1,531	1,203	546	12,907

Exhibit B

Nickel Management Stock Option Agreement

DPL INC.
STOCK OPTION PLAN

Management Stock Option Agreement

This Agreement is made as of January 1, 2001 (the “Grant Date”), by and between DPL Inc., an Ohio corporation (the “Company”) and Bryce Nickel (the “Participant”).

WHEREAS, the Committee, pursuant to the Company’s Stock Option Plan (the “Plan”), has made an award to the Participant and authorized and directed the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.                                 Award. The Participant is hereby granted a stock option (an “Option”) to purchase from the Company up to a total of 30,000 Common Shares of the Company at $29 5/8 per share (the “Exercise Price”). The term of such Option shall be ten years, commencing on the Grant Date (the “Term”). This Option is not intended to qualify as an incentive stock option under Code Section 422.

2.                                 Vesting and Exercise. The Option may be exercised only in accordance with the Plan, as supplemented by this Agreement, and not otherwise.

a.                                       Vesting. During its Term and prior to its earlier termination in accordance with Section 3 of this Agreement, and subject to Section 4 of this Agreement, the Option shall vest in accordance with the following schedule:

Cumulative Percent of Option	Vested as of December 31
20%	2001
40%	2002
60%	2003
80%	2004
100%	2005

b.                                      Exercise. The vested portion of the Option shall become exercisable on January 1, 2006. The Option may be exercised for less than the full number of Shares for which the Option is then exercisable. To the extent then exercisable, the Option may be exercised by the Participant by giving written notice of exercise to the Company in such form as may be provided by the Committee, specifying the number of Shares with respect to which the Option is to be exercised and such other information as the Committee may require. Such exercise shall be effective upon receipt by the Company of such written notice together with the required payment of the Exercise Price and any applicable withholding taxes.

c.                                       Payment of Exercise Price. Payment of the Exercise Price may be made by cash, check (subject to collection) or, provided that the Shares have been owned by the Participant for at least six months prior to such payment, by the delivery (or attestation of ownership) of Shares having a Fair Market Value equal to the aggregate Exercise Price and any applicable withholding taxes. Alternatively, the Participant may make such payment by authorizing the simultaneous sale of Shares (or a sufficient portion thereof) acquired upon exercise through a brokerage or similar arrangement approved in advance by the Committee. Subject to the foregoing and except as otherwise provided by the Committee before the Option is exercised, the Company will deliver to the Participant, within a reasonable period of time thereafter, a certificate or certificates representing the Shares so acquired, registered in the name of the Participant or in accordance with other delivery instructions provided by the Participant and acceptable to the Committee.

3.                                       Termination. Except as otherwise provided in this Section 3, the Option shall terminate upon the expiration of its Term.

a.                                                 If the Participant’s employment or other service terminates for Cause, the Option, whether or not vested, shall be forfeited.

b.                                                If the Participant’s employment or other service terminates for any reason other than for Cause, the Participant shall be entitled to the then vested portion of the Option and the unvested portion shall be forfeited.

c.                                                 In no event may the Option be exercised beyond its Term.

4.                                       Change of Control. Notwithstanding the provisions of Sections 2(a) and 2(b) hereof, in the event of a Change of Control, the Option shall immediately vest and become exercisable in its entirety, provided that the Participant’s employment or other service has not terminated prior to the date of such Change of Control.

5.                                       Withholding. The Company shall withhold all applicable taxes required by law from all amounts paid in respect of the Option. A Participant may satisfy the withholding obligation (i) by paying the amount of any such taxes in cash or check (subject to collection), (ii) by the delivery (or attestation of ownership) of

Shares or (iii) with the approval of the Committee, by having Shares deducted from the payment. Alternatively, the Participant may satisfy such obligation by authorizing the simultaneous sale of Shares (or a sufficient portion thereof) acquired upon exercise through a brokerage or similar arrangement approved in advance by the Committee. The amount of the withholding and, if applicable, the number of Shares to be delivered or deducted, as the case may be, shall be determined by the Committee as of when the withholding is required to be made, provided that the number of Shares so delivered or withheld shall not exceed the minimum required amount of such withholding.

6.                                       Non-Assignability. Except as otherwise provided in this Section, the Option is not assignable or transferable other than by will or by the laws of descent and distribution and, during the Participant’s life, may be exercised only by the Participant. The Participant, with the approval of the Committee, which approval may be withheld in its sole discretion, may transfer the Option for no consideration to or for the benefit of any member or members of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of any member or members of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family) subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option.

7.                                       Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any Shares subject to this award until the date the Participant becomes the holder of record of the Shares.

8.                                       No Right to Continued Service. Nothing herein shall obligate the Company or any Subsidiary to continue the Participant’s employment or other service for any particular period or on any particular basis of compensation.

9.                                       Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his or her executors or administrators, heirs, and personal and legal representatives.

10.                                 Execution. This Option is not enforceable until this Agreement has been signed by the Participant and the Company. By executing this Agreement, the Participant shall be deemed to have accepted and consented to any action taken or to be taken under the Plan by the Committee, the Board of Directors or their delegates.

11.                               Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to the conflict of laws principles thereof.

12.                               Modifications. Except for alterations and amendments permitted under the Plan without the consent of the Participant, no change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

13.                               Entire Agreement. This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option other than as set forth herein or therein. The terms and conditions of the Plan, a copy of which has been furnished to the Participant, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

14.                               Additional Definitions. Any capitalized term to the extent not defined below or elsewhere in this Agreement shall have the same meaning as set forth in the Plan.

a.                                     “Cause” means (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no Change of Control has occurred other than the entering into of an agreement referred to in items (ii) or (iii) of the definition of Change of Control, the failure by the Participant to substantially perform his duties with the Company or any Subsidiary (other than any such failure resulting from his Disability) as determined by the Committee.

b.                                    “Immediate Family” means the Participant’s spouse, parents, parents-in-law, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

15.                               Construction. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

16.                                 Notices. Any and all notices required herein shall be addressed: (i) if to the Company, to the principal executive offices of the Company; and (ii) if to the Participant, to his or her address as reflected in the records of the Company.

17.                                 Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

DPL INC.